Exhbit 10 (c )

                       KNIGHT RIDDER ANNUAL INCENTIVE PLAN

                As Amended and Restated Effective January 1, 2000

INTRODUCTION

This Amended and Restated Knight Ridder Annual Incentive Plan (the "Plan") is intended to motivate and reward corporate executives and top management at individual operating units who contribute significantly to Knight Ridder's success. Specific Plan objectives include the following:

         o      Focus participants on achieving key annual objectives

         o Link rewards to results relative to financial and non-financial goals at the corporate and business unit levels

         o      Provide   participants   the  opportunity  to  earn  competitive
                compensation commensurate with performance

The Plan provides participants the opportunity to earn cash awards each year based on the performance of the corporation and/or the business unit in which they work. Awards are earned on a calendar year basis (the "Plan Year") and are paid in cash following the end of the Plan Year.

This amendment and restatement is intended to make the Plan comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to covered employees under such Code section. Accordingly, individuals who may be covered employees under the Code will be designated as "Covered Employees".

PLAN ADMINISTRATION

The Plan will be administered by the Compensation and Corporate Governance Committee of the Knight Ridder Board of Directors (the "Committee"). The Committee has the authority to interpret the provisions of the Plan and to make any rules and regulations necessary to administer the Plan. The Committee's decision is final in all matters of judgment pertaining to the Plan, and the Committee may, without notice, amend, suspend or revoke the Plan.

ELIGIBILITY

Employees in the following categories are eligible to participate in the Plan as determined by the Committee: corporate officers and certain director-level corporate employees; newspaper publishers and other business unit operating heads who report directly to top officers; top editors, general managers and all division directors; and selected other positions that can have significant impact on results.

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Operating unit heads should present proposed changes in eligible positions to the appropriate Vice President Operations and then to the Knight Ridder senior Human Resources officer.

PLAN OVERVIEW

         BONUS AMOUNTS PAYABLE FOR MEETING GOALS

Each plan participant will have a potential bonus award that is payable for meeting goals. The size of this potential award varies by salary range. The bonus potential for each salary range is stated as a percentage of the salary earned during the year. Therefore, the dollar amount of an individual's opportunity is computed by multiplying the applicable percentage by the salary. The potential bonus payable for meeting goals for each salary range (other than for Knight Ridder's Chief Executive Officer whose potential award shall be set annually by the Committee and shall be 70% of salary for the 2000 Plan Year) is as follows:

        Salary Range                               Potential Award
        ------------                               ---------------

        $250,000 and above                               50.0%

        $150,000 to $249,999                             45.0%

        $100,000 to $149,999                             40.0%

        $50,000 to $99,999                               32.5%

        Up to $49,999                                    25.0%

         TYPES OF PERFORMANCE MEASURES AND THEIR WEIGHTINGS

Each participant's bonus will be determined based on measures of how well the corporation or the business unit in which the individual works performed relative to two type of goals: Financial Performance and Non-financial Performance.

The potential award for meeting goals will be divided between the two types of measures in the following way: 65% of each participant's potential award for meeting goals will be based on Financial Performance, and 35% will be based on Non-financial Performance, as shown in the following table:

                                              Potential Award
                           -----------------------------------------------------
           SALARY               TOTAL           FINANCIAL        NON-FINANCIAL
           ------               -----           ---------        -------------
   $250,000 and above           50.0%             32.5%              17.5%
   $150,000 to $249,999         45.0%             29.25%             15.75%
   $100,000 to $149,999         40.0%             26.0%              14.0%
   $50,000 to $99,999           32.5%             21.125%            11.375%
   Up to $49,999                25.0%             16.25%              8.75%

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As a general rule, the measurement will be based on the organizational level at which the individual is employed: corporate performance for those at the corporate level and business unit performance for those in a newspaper or other business unit. However, the Knight Ridder CEO may determine that the measures for selected individuals (other than Covered Employees) will consist of a specified mix of two or more bases, or that those in a business unit will have awards based on corporate performance.

PERFORMANCE MEASUREMENT

         FINANCIAL PERFORMANCE MEASURE

Financial performance will be evaluated relative to budgeted goals set at the beginning of the Plan Year, subject to approved adjustments during the year. Unless otherwise determined by the Committee, the financial measure will be Economic Value Added, or "EVA". Definitions include:

         EVA = Net operating profit after tax minus a capital charge

         Capital charge = Average capital employed during the Plan Year times the cost of that capital

         Average capital employed = Average assets on the balance sheet minus the average of any amounts owed that do not incur an interest charge (called non-interest-bearing liabilities, or NIBLs), with the average computed on a monthly basis

         Cost of capital = Percentage approved annually by the Committee; 12% for 2000

The financial performance measure and the goals for the year will be communicated to participants by the early part of each year.

         NON-FINANCIAL PERFORMANCE MEASURES

At the beginning of each Plan Year, Knight Ridder and each of the business units will establish Non-financial goals that represent major elements of their strategies. Quantifiable measures are preferred, and measures that are redundant with the financial goal should be avoided. There should be no more than eight measures. The non-financial performance measures may include the following items: (i) advertising share, (ii) customer relations, (iii) product and service development, (iv) news and information content, (v) enhancing national and local brand identity, and (vi) technology development. Such corporate measures and goals will be approved by the Knight Ridder CEO, and business unit measures and goals will be approved by the appropriate Knight Ridder Vice President.

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All participants at corporate and in each of the business units will have the
Non-financial component of their awards based on the measures selected for their unit. However, the weightings of these measures may vary among participants to reflect each individual's impact on the achievement of the goals. The weightings assigned to all measures must total 100 points for each of the participants.

The achievement of a goal will result in target awards being paid for that goal. Awards for performance on the Non-financial measures cannot exceed 100% of target, but standards for partial achievement of goals (and therefore payouts below 100%) as well as threshold standards for achieving any award should be established.

The non-financial measures for Covered Employees shall be objective and quantifiable and shall be established solely by the Committee within the time period required by Code Section 162(m).

DETERMINING AND PAYING AWARDS

         OVERVIEW

Each participant's award will be determined by adding together the award earned based on Financial Performance and the award earned based on Non-financial Performance. An award may be paid for one type of measure even if no award was earned for the other type of measure. The only constraint is that a corporate performance threshold must be achieved for any award to be payable. Normally this threshold requirement will be that corporate operating income, as reported in the annual report, must equal at least 80% of prior year operating income, although the Committee reserves the right to adjust the threshold. The Committee shall have the discretion to decrease (but not increase) awards to Covered Employees.

         DETERMINING FINANCIAL AWARDS

Target awards will be paid to all participants in a unit (either corporate or one of the business units) if that unit's EVA equals budgeted EVA. If EVA is above (or below) budget, then the aggregate of financial awards paid to participants at that unit will equal the aggregate of their target financial awards plus (or minus) a percentage of the amount by which actual EVA exceeds (or falls below) budgeted EVA. This percentage is referred to as a "sharing percentage". For Covered Employees, the sharing percentage must be established within the time periods required under Code Section 162(m). The "standard" percentages of EVA above and below budget that will be shared with participants are expected to be 15% for the newspapers and 5% for corporate. However, these sharing percentages are at the discretion of the Committee, which may change them from year to year or have different percentages for different newspapers within a given year.

The process of determining the aggregate financial award paid to participants in a unit will start with the calculation of the sum of the target financial awards for all approved participants in the unit as of the end of the Plan Year. This aggregate target will equal the sum of all participants' target awards, with

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each participant's target equaling his or her salary for the year (or period of participation, if less than a year) times 65% of the target award percentage for the range in which the salary falls. The target awards are calculated before taxes.

If EVA equals budget, then the "bonus pool" (i.e., total payments that will be made for the financial component of the award for participants in that unit) will equal the sum of all participants' financial target awards.

If EVA is above budget, steps to calculate the financial bonus pool will include:

         o Determine the amount by which EVA (including the target bonus accrual only) exceeds budget

         o Multiply this amount by the approved sharing percentage. (For example, if the sharing percentage is 15%, multiply 15% times the amount by which EVA exceeds budget). This equals the after-tax amount that will be added to the target bonus pool. (It is after-tax because EVA is an after-tax number)

         o Calculate the pre-tax amount that will be added to the target bonus pool as a result of EVA being above budget. (It is necessary to calculate the pre-tax amount before doing the addition, since the target bonus pool is pre-tax). To calculate the pre-tax amount, divide the after-tax amount by 1.00 minus the tax rate that was used in developing the EVA budget for the year. (For example, with a tax rate of 42%, the after-tax amount would be divided by 1.00 minus .42, or .58. If the after-tax amount were $100, then the pre-tax amount would be $100 divided by .58, or $172.4)

         o Add the resulting pre-tax amount to the aggregate target award to determine the size of the financial bonus pool. This becomes the final bonus pool, subject to two conditions:

                - To be eligible for awards above 200% on the financial component, a company's net operating profit after tax (NOPAT) must be at least 12% above the prior year's NOPAT, and EVA must be positive and improved over the prior year. If these conditions are not met, then the maximum pool will equal 200% of target

                - The pool is subject to a maximum equal to 300% of target; if the calculated pool is above the maximum, then the pool will equal 300% of target

If EVA is below budget, steps to calculate the financial bonus pool will include:

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         o      Determine the amount by which EVA (including the target bonus accrual) is below budget

         o Determine the after-tax amount that will be subtracted from the target bonus pool by multiplying the amount by which EVA is below budget times the approved sharing percentage

         o Calculate the pre-tax amount that will be subtracted from the target bonus pool as a result of EVA being below budget, using the methodology described above (i.e., divide the after-tax amount by 1.00 minus the tax rate)

         o Subtract the resulting pre-tax amount from the aggregate target award to determine the size of the financial bonus pool. The minimum pool size will be zero

Once the financial bonus pool is determined, every participant in a unit will receive the same financial award as a percentage of his or her target. Calculation steps will include:

         o Calculate the aggregate financial bonus pool for the unit as a percentage of the aggregate target financial bonus pool

         o Apply this percentage to the target financial award for each participant. For example, if the aggregate financial bonus pool were $1,200 and the aggregate target bonus pool were $1,000, then that unit's financial award would be 120% of target. Every participant in the unit would receive 120% of his or her target financial award

The Knight Ridder Controller will calculate the corporate awards. Each business unit's chief financial officer will calculate the business unit's awards, using EVA results that have been agreed upon with the Knight Ridder Controller. All calculations will be based on the approved list of participants and their target award opportunities. Prior to the payment of any awards to Covered Employees, the Committee must certify in writing that the performance goals have in fact been satisfied.

The attached exhibits illustrate the calculations of the financial bonus pool for three situations:

         o      Exhibit 1: EVA is above budget, and pool is below 200% of target

         o Exhibit 2: EVA is above budget, and pool is potentially above 200% of target, making it necessary to apply the test of whether the pool can exceed 200%

         o      Exhibit 3: EVA is below budget

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         DETERMINING NON-FINANCIAL AWARDS

A performance score will be determined for each of the Non-financial measures at corporate and each of the business units. A score will be 100% of the points assigned if the goal was achieved, zero if threshold performance was not achieved, and between 0 and 100% if performance was above threshold and the goal was partially achieved.

An individual's Non-financial award will equal the sum of the scores on each of the measures times the weighting given to that measure for that individual. Awards can range from 100% of the Non-financial target if all goals were achieved, down to zero if performance on all goals was below threshold.

OTHER PLAN FEATURES

         AWARD PAYMENT

Awards will be paid in cash following the end of the Plan Year and the computation of results, unless deferral has been elected under the annual incentive deferral plan. Required tax amounts will be withheld. Notwithstanding anything to the contrary, the maximum award payable for a Plan Year to any individual under the Code shall not exceed $2,500,000.

         PARTIAL YEAR PARTICIPANTS AND CHANGES IN POSITION

Individuals who are hired or promoted into positions that qualify for Plan participation will be eligible for a pro rata award based on the amount of salary earned while a participant and the performance levels achieved.

If a participant's responsibilities change during a year and a different part of the company's performance is used in computing awards for the two positions, then ordinarily the award will be determined on a pro rata basis relative to the time spent in the two positions, although exceptions may be made on a case by case basis.

         TERMINATION

In the event of death, permanent disability (as defined by Knight Ridder's disability plan) or retirement prior to the date of payment, a participant (or the participant's estate) will be entitled to receive a pro rata award based on the time employed during the year. Pro-rated payments will be made following the end of the Plan Year and computation of results. Required tax amounts will be withheld.

In the event of resignation or termination for other reasons at any time during the Plan Year, no award will be paid.

         EMPLOYMENT RIGHTS

The Plan does not constitute a contract of employment, nor does participation in one Plan Year guarantee participation in another Plan Year.